Exhibit 5.1




                        [Letterhead of M. Seligman & Co.]

                                9 September 2005


Mer Telemanagement Solutions Ltd.
22 Zarhin Street
Ra'anana 43662, Israel
Israel

Ladies and Gentlemen:

         We refer to the registration statement on Form F-3 to be filed by Mer Telemanagement Solutions Ltd., an Israeli company (the "Company"), on or about September 9, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the offering by the selling shareholders of up to 1,349,500 ordinary shares, nominal value NIS 0.01 per share, of the Company ("Ordinary Shares"), of which (i) 937,500 Ordinary Shares (the "Shares") were issued to certain of the selling shareholders, and 375,000 Ordinary Shares (the "Purchased Warrant Shares") are issuable upon the exercise of warrants (the "Purchased Warrants") that were issued to them, pursuant to a Securities Purchase Agreement dated August 10, 2005; and (ii) 37,000 Ordinary Shares

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(the "Avraham Ziv Warrant Shares" and together with the Purchased Warrant
Shares, the "Warrant Shares") are issuable pursuant to a warrant issued to Mr. Avraham Ziv on August 3, 2005 (the "Avraham Ziv Warrant" and together with the Purchased Warrants, the "Warrants") in connection with financial services that he has provided to the Company.

         As special Israeli counsel to the Company in connection with the offering of the Shares and Warrant Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of Israeli law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we are of the opinion that:

         (a) The Shares have been duly authorized for issuance, have been validly issued and are fully paid and non-assessable; and

         (b) The Warrant Shares have been duly authorized for issuance and, upon exercise of the Warrants and payment for the Warrant Shares in accordance with the terms of the Warrants, will be, validly issued, fully paid and non-assessable.

         Our opinion is restricted to questions arising solely under Israeli Law and will be governed by Israeli courts and jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                                     Very truly yours,

                                                     /s/ M. Seligman & Co.
                                                     Dan Alon, Adv.
                                                     M. Seligman & Co.